Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3) and Prospectus Supplement of Kingold Jewelry, Inc. and Subsidiaries of our report dated March 29, 2016 relating to the consolidated balance sheets of Kingold Jewelry, Inc. and Subsidiaries as of December 31, 2015, and the related consolidated statements of income and comprehensive income, cash flows and changes in stockholders’ equity for the year then ended.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

September 28, 2016